NEWS RELEASE

6385 Old Shady Oak Road
Eden Prairie, Minnesota 55344 USA
952-443-2500

CONTACTS:	For Immediate Release
Anthony J. Fant, CEO
Steve E. Tondera, Jr., CFO

HEI ANNOUNCES FIRST QUARTER RESULTS

MINNEAPOLIS, January 14, 2003 — HEI, Inc. (Nasdaq: HEII, www.heii.com) today announced results for the first quarter of the fiscal year 2003, which ended November 30, 2002.

Net sales for the first quarter were $5,490,000 as compared with $6,126,000 for the first quarter of the previous year. The net loss for the first quarter was $1,155,000 or 19 cents per share fully diluted, compared with a net loss of $1,094,000 or 18 cents per share fully diluted for the same period a year ago.

HEI also announced it has taken a number of steps to reduce its costs and expenses while continuing to direct research and development spending to growth areas. The Company said actions included reducing its workforce by 52 positions in the first quarter of fiscal 2003. Since the second quarter of fiscal 2002, the Company has trimmed its workforce by 98 employees. These efforts have led to a reduction of HEI’s operating expenses.

Commenting on the results, Chief Financial Officer, Steve Tondera said, “Our revenues during the first quarter were hurt by a flat hearing market, the slow economic recovery impacting our communications and RFID customers and sluggish demand from the medical market. It’s important to note that many of the tough decisions necessary to meet the challenges in our markets have already been initiated. During the first and second quarter we continued to size our cost structure to better match anticipated revenue. We lowered our quarterly sales breakeven point to approximately $7.3 million from $10 million at the beginning of fiscal 2002. With cost reductions taking effect and revenues stabilizing we expect improvement during the second quarter of fiscal 2003.”

HEI Chief Executive Officer, Anthony Fant added, “I’m disappointed by our first-quarter results but confident that our markets are improving. We are seeing new growth opportunities in the medical and hearing markets and renewed interest in outsourcing microelectronics assembly to HEI in the medical equipment, communications and aerospace markets.”

Mr. Fant emphasized, “In the past four years, HEI has reshaped itself from a build to print contract manufacturer to a business that offers a wide range of specialty design microelectronics products employing our proprietary manufacturing processes and technology. Although serious challenges remain, we are confident that we are on the right path. For fiscal 2003 we are continuing to maintain a sharp focus on expanding our customer base and sales performance while improving profitability and positive cash flow through efficient operations.”

The Company will hold its quarterly conference call to discuss the results of the first quarter of fiscal 2003 on Tuesday, January 14, at 4:00 p.m. Eastern Time (3 p.m. Central Time). This call is being webcast and can be accessed in the investor’s section of HEI’s web site at www.heii.com. The call will be recorded and be available after the call at this same location on the web page.

HEI, Inc. specializes in the design and manufacture of high performance, ultra miniature microelectronic devices and high-technology products incorporating those devices. HEI contributes to its customers’ competitiveness in the hearing, medical, communications, wireless and contact smart cards, other RF applications, and industrial markets through innovative design solutions and by the application of state-of-the art materials, processes and manufacturing capabilities.
Corporate Headquarters	6385 Old Shady Oak Road, Suite 280, Eden Prairie, MN 55344
Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the growth of specific markets ,improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

HEI, Inc
Consolidated Balance Sheets (Unaudited)
(In thousands)

	November 30, 2002	August 31, 2002

Assets
Current assets:
Cash and cash equivalents	$1,144	$2,372
Restricted cash	1,000	1,000
Accounts receivable, net	3,871	3,533
Inventories	3,651	4,027
Other current assets	540	383

Total current assets	10,206	11,315

Property and equipment:
Land	216	216
Building and improvements	4,316	4,316
Fixtures and equipment	21,287	21,259
Accumulated depreciation	(15,177)	(14,439)

Net property and equipment	10,642	11,352

Other long-term assets	376	322

Total assets	$21,224	$22,989

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving line of credit	$1,702	$1,589
Current maturities of long-term debt	2,441	2,441
Accounts payable	1,647	1,815
Accrued employee related costs	337	655
Accrued liabilities	395	446

Total current liabilities	6,522	6,946

Long-term debt, less current maturities	1,287	1,473

Total liabilities	7,809	8,419

Shareholders’ equity:
Undesignated stock; 5,000 shares authorized; none issued	—	—
Common stock, $.05 par; 10,000 shares authorized; 6,012 and 5,956 shares issued and outstanding	301	301
Paid-in capital	16,349	16,349
Accumulated deficit	(1,969)	(814)
Notes receivable	(1,266)	(1,266)

Total shareholders’ equity	13,415	14,570

Total liabilities and shareholders’ equity	$21,224	$22,989

HEI, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended

	November 30, 2002	December 1, 2001

Net sales	$5,490	$6,126
Cost of sales	4,878	5,741

Gross profit	612	385

Operating expenses:
Selling, general and administrative	1,257	1,362
Research, development and engineering	495	660

Operating loss	(1,140)	(1,637)

Other expense, net	(34)	(21)

Loss before income taxes	(1,174)	(1,658)
Income tax benefit	19	564

Net loss	(1,155)	(1,094)

Net loss per common share
Basic	($0.19)	($0.18)
Diluted	($0.19)	($0.18)

Weighted average common shares outstanding
Basic	6,012	5,971
Diluted	6,012	5,971

HEI, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended

	November 30, 2002	December 1, 2001

Cash flow from operating activities:
Net loss	($1,155)	($1,094)
Depreciation and amortization	755	685
Deferred income tax benefit	—	(293)
Other	—	14
Changes in operating assets and liabilities:
Accounts receivable	(338)	1,542
Inventories	376	329
Other current assets	(157)	(245)
Accounts payable	(168)	(300)
Accrued employee related costs and accrued liabilities	(369)	19

Net cash flow provided by (used for) operating activities	(1,056)	657

Cash flow from investing activities:
Additions to property and equipment	(28)	(1,597)
Additions to patents	(71)	(59)

Net cash flow used for investing activities	(99)	(1,656)

Cash flow from financing activities:
Issuance of common stock	—	135
Repayment of long-term debt	(186)	(242)
Deferred financing costs	—	(7)
Borrowings on revolving line of credit	113	1,455

Net cash flow provided by (used for) financing activities	(73)	1,341

Net increase (decrease) in cash and cash equivalents	(1,228)	342
Cash and cash equivalents, beginning of period	2,372	4,393

Cash and cash equivalents, end of period	$1,144	$4,735

Supplemental disclosures of cash flow information:
Interest paid	$84	$85
Income taxes received	(19)	(271)